Exhibit 23.4

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dart Holding Company Ltd.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Era Group Inc. of our report dated March 7, 2012, with respect to the consolidated balance sheet of Dart Holding Company Ltd. as of December 31, 2011, and the related consolidated statements of income, comprehensive income and retained earnings, and cash flows for the period from August 1, 2011 to December 31, 2011 included in Form 10 (No. 001-35701) filed by Era Group Inc. with the Securities and Exchange Commission.
/s/ KPMG LLP
Calgary, Canada
January 25, 2013